                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



      Date of Report (Date of earliest event reported): September 10, 1999



                                   ESOFT, INC.


             (Exact name of registrant as specified in its charter)


                DELAWARE                                 00-23527                          84-0938960
    (State or other jurisdiction of             (Commission File Number)                (I.R.S. Employer
     incorporation or organization)                                                  Identification Number)


                      295 INTERLOCKEN BOULEVARD, SUITE 500
                           BROOMFIELD, COLORADO 80021
                                 (303) 444-1600
    (Address and Telephone Number of Registrant's Principal Executive Office)

ITEM 5.  OTHER EVENTS

         Effective September 10, 1999, eSoft, Inc. ("eSoft" or the "Company") completed the merger (the "Merger") with Technologic, Inc. ("Technologic") located in Norcross, Georgia which provided for the issuance of 1,244,435 shares of eSoft common stock in exchange for all of the outstanding common stock of Technologic and for the conversion of all Technologic stock options into eSoft stock options to acquire 180,565 shares of eSoft common stock. The Merger has been accounted for as a pooling of interests.

         The Company's financial statements have been retroactively restated as of December 31, 1998 and for each of the two years in the period ended December 31, 1998 to reflect the consummation of the Merger. The consolidated financial statements give retroactive effect to the Merger, which has been accounted for using the pooling of interests method and, as a result, the financial position, results of operations and cash flows are presented as if Technologic had been consolidated with eSoft for all periods presented. The consolidated statements of stockholders' equity reflect the accounts of eSoft as if the additional common stock issued in connection with the Merger had been issued for all periods presented. The consolidated financial statements, including the notes thereto, should be read in conjunction with the historical financial statements of eSoft included in eSoft's 1998 annual report on Form 10-KSB and Form 8-K dated August 9, 1999, and the financial statements of Technologic included in Form 8-K/A filed November 17, 1999.

         The following is the Company's Management's Discussion and Analysis of Financial Condition and Results of Operation relating to the Company's restated consolidated financial statements set forth in Item 7 below.

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         Throughout this report, we refer to our products using the Apexx and Technologic product identifying trademarks "TEAM Internet," "Instagate" and "Interceptor." TEAM Internet is a registered trademark of eSoft,Inc.

   OVERVIEW

         In the past year, the Company's growth has been achieved through the mergers with Apexx Technology, Inc.("Apexx") and Technologic, Inc. ("Technologic") (the "Mergers"), which were each accounted for as a pooling of interests and closed on May 25, 1999, and September 10, 1999, respectively. Apexx stockholders received 1,591,365 shares of eSoft, Inc common stock in exchange for all of the outstanding common stock of Apexx, and Apexx optionholders have the right to exchange their options for options to purchase 1,356,003 shares of eSoft common stock. Technologic stockholders received 1,244,435 shares of eSoft common stock in exchange for all of the outstanding common stock of Technologic, and Technologic optionholders have the right to exchange their options for options to purchase 180,565 shares of eSoft common stock. The accompanying financial statements have been restated to include the accounts and operations of Apexx and Technologic for all periods presented.

         The Company's financial statements have been retroactively restated as of December 31, 1998 and each of the two years ended December 31, 1998 to reflect the consummation of the Mergers. The consolidated financial statements give retroactive effect to the Mergers, which have been accounted for using the pooling of interests method and, as a result, the financial position, results of operations and cash flows are presented as if Apexx and Technologic had been consolidated for all periods presented. The consolidated statements of stockholders' equity, reflect the accounts of eSoft as if the common stock issued in connection with the Mergers had been issued for all periods presented.

         The Company is a technology based company that has developed an Internet connectivity software and hardware solution permitting businesses to connect to the Internet. This technology will empower businesses for the first time to install and operate shared connectivity to the Internet without highly specialized technical expertise.

         The primary market being pursued by the Company consists of small-to-medium sized businesses ("SMB") that wish to initiate, or expand, their connection and presence on the Internet. The Company believes that the SMB market is not only expanding exponentially into the Internet arena, but also requires a solution that is more cost effective and easier to install and maintain than systems typically available for the Fortune 1000 companies. The SMB segment comprises the largest portion of the installed local area networks and increasingly recognizes the importance of the Internet to grow their business and improve productivity. Internet penetration has been estimated to increase from 54.9% of small business PC owners in 1998 to 68.5% in 2002. The number of small businesses online is expected to increase from 3.2 million in 1998 to 4.6 million in 2002. Most importantly for the SMB market, the Company's TEAM Internet system is a complete, plug-and-play solution that can be installed and maintained by non-technical personnel and at a fraction of the cost of the typical large system solution. The TEAM Internet 100 is a system that can connect a business Local Area Network (LAN) up to 50 users to the Internet using a single Internet address. It provides all of the components an organization needs to develop, manage, and monitor its Intranet or external web presence. The TEAM Internet 2500 can connect up to 500 users on a LAN to the Internet. The Company has also extended its product line features and functions in the areas of firewall and virtual private network through the Instagate and Interceptor products, which appeal to a broader group of end users. Other markets pursued by the Company consist of Internet Service Providers (ISP), and telecommunication (Teleco's) companies which can benefit from an integrated all in one connectivity product to the Internet.

         In June of 1998 the Company refocused its distribution strategy to a two tier model moving away from direct selling to VARs and Resellers. With this two tier distribution approach the Company signed up distributors that sell to approximately 35,000 VAR's and Resellers. To supplement the distributors the Company employs Channel Development Representatives (CDRs). The purpose of the CDRs and manufacturer's representatives is to assist our distributors with lead generation and market pull-through of our products in channel to VARs, Resellers, and end users. The Company for the year has, trained and deployed CDRs in Atlanta, Denver, Dallas, Orange County, and San Antonio, and signed Affinity Marketing Canada a manufacturer's rep firm covering Vancouver, Calgary, Edmonton, Toronto, Ottawa, Montreal and Quebec City.

         The Company focused European distribution through two tier distribution with the signing of Telindus SA. While the Company was encouraged by initial Team Internet evaluations by the European cable company, management was disappointed in its overall efforts to expand its European sales through its original distributor. As a result, the Company is exploring other avenues for distribution and refocusing its efforts on telecommunication and cable companies in the European market. A U.S. based distributor and network product developer, was engaged in September with IPAD distribution rights in Japan and their personnel have introduced the IPAD into Japanese distribution opportunities. In August 1998, the Company consummated a contract with Telecom Soluciones, one of two Argentinian telephone companies. Telecom Soluciones received exclusive rights to market the Team Internet products in Argentina for a limited period subject to volume requirements. The agreement included an initial Team Internet system delivery in excess of $500,000. Additionally, progress was made with potential sales to other telecommunications companies in Peru. The Company has restarted activities in Brazil and Mexico.

         Another distribution channel the Company is pursuing is the Teleco companies that provide data access lines. In the third quarter 1998 the Company introduced its eStar alliance program. The eStar program provides Teleco's with an all in one solution where the Company brings together financing, an internet service provider, and a company to install on a national basis the product in small-to-medium business throughout the country. The program combines the strengths of a national leasing company(Transamerica Distribution Finance), a national systems integrator (IBM Global Services) and Internet access providers to enable Teleco's to deliver a complete Internet package in there respective markets.

         The Company hopes to establish one or more strategic alliance relationships with synergistic companies such as computer or network product manufacturers, large system integration companies or telecommunications companies, ISP, software filtering products, and office automation products which will permit the products to be sold in conjunction with other products and telecommunications services. No such relationships have been established to date and there is no assurance that the negotiation of such a relationship will be successfully completed. If the Company establishes such relationships it may become heavily dependent upon such strategic alliance partners to maintain and expand its presence in the marketplace and the greater economic resources of the other parties to such relationships may force significant reductions in prices at which the Company can sell its products and thus adversely affect its margins and potential for profits. Additionally, the Company may from time to time explore other acquisition opportunities that will leverage the technology base opening new markets for its products.

         Long term the Company proposes to develop a Team Internet-supported virtual private network ("VPN") product. This product will require the development and integration software encryption technology into the Team Internet product. The Company has also begun research to identify the important characteristics of a future VPN product offering. The Company believes that the inclusion of the VPN technology in a Team Internet product will have considerable market appeal for prospective customers that require secure network connections from remote locations. Development of this proposed new product is in a very early stage and there can be no assurance that the Company will be able to satisfactorily integrate the all technology into the Team Internet product in a timely manner or at a cost which will permit the Company to effectively compete with other products offering similar technology.

   THE YEAR ENDED DECEMBER 31, 1998 COMPARED TO THE YEAR ENDED DECEMBER 31, 1997

      Total revenue for the year ended December 31, 1998 was $9,610,000 compared to $4,462,000 for the year ended December 31, 1997. In 1998, the Company expanded its product line focusing on selling direct to small-to-medium business market until June 1998. The Company was able to leverage the robust Team Internet operating system and the growth in the Internet in foreign countries with substantial revenues in the year being generated from International sales. The Team Internet product was qualified for connection to the telecommunication backbone of countries in Argentina, Peru, Chile, Mexico and Spain. In June 1998 the Company moved to a two tier distribution strategy to provide additional access to value added resellers and network consultants. The Company added Channel Development Representatives in six major cities, from August to November of 1998, to work with value added resellers in the respective area to generate product recognition. The Company expended substantial resources in developing the market place for the Team Internet family of product.

         The gross profit margin in 1998 was 60% ($5,814,000) of revenue compared to 59% ($2,649,000) in 1997. The margins remained relatively flat due to the continued vigilance of the Company in outsourcing production of the TEAM Internet 2500 product to a contract manufacturer. The outsourcing of the manufacturing permitted the Company to maintain its cost of the product without the addition of more assembly labor, as volumes continued to grow during the year.

         Selling, General and Administrative, Engineering and R&D Expenses increased $6,657,000 or 165% from $4,031,000 in 1997 to $10,688,000 in 1998 primarily due to headcount increases related to the 1998 activities of building the Company's distribution, marketing and sales network in an emerging marketplace for the all-in-one appliance. General and Administrative expenses increased from $1,589,000 in 1997 to $4,206,000 in 1998. The increases relate to the continued expansion and the additional costs associated with being a public company. In 1998, general and administrative salaries increased $825,000, consulting and legal expenses increased $637,000 in part due to merger costs, travel expenses increased $133,000, bad debts increased $162,000, stockholders' relations expenses increased $97,000, filing fees increased $51,000, and rent expense increased $68,000. Selling and Marketing expenditures increased from $1,412,000 in 1997 to $4,576,000 in 1998. Salaries and related costs increased $1,332,000, travel expenses increased $382,000, consulting expenses increased $574,000, and advertising and promotions increased $444,000. Engineering and technical support increased from $338,000 in 1997 to $982,000 in 1998. Salaries and related costs increased $481,000 and consulting expenses increased $161,000.

         Other income decreased from $1,477,000 in 1997 to $472,000 in 1998. The decrease is related to the realized gain on trading securities of $2,020,000 in 1997 compared to $235,000 in 1998. In 1997 there was also an unrealized loss of $461,000 compared to an unrealized gain of $72,000 in 1998. Net interest income(expense) increased from ($43,000) in 1997 to $140,000 in 1998 as a result of the fund raising activities which occurred in 1998 and the investment income related to investing of those funds.

         Net loss from operations was ($67,000) for the year ended December 31, 1997, compared to ($4,240,000) for the year ended December 31, 1998, an increase in the loss of ($4,173,000) over the same period. The net losses are associated with the aggressive expansion of the product line, marketing efforts, and the hiring of a professional management team to grow the Company in an emerging market.

   LIQUIDITY AND CAPITAL RESOURCES

         In April of 1998, the Company secured an equipment loan from Idaho Independent bank that is collateralized by a first position security interest in fixed assets. This term loan replaced a term loan expiring May 1998 from US Bank of Idaho with a balance of $64,426. The Idaho Independent Bank term loan provides for a maximum loan of $125,000. The balance on December 31, 1998 was $104, 309.

         In June 1998 the Company issued a note payable to Extended Systems, Inc. (ESI) in conjunction with the marketing agreement and OEM distribution agreement between ESI and the Company. The funds were to assist in the marketing efforts to benefit the ESI Internet Access Server IAS, manufactured by the Company. Under the terms of the Marketing Agreement, ESI agreed to loan the Company up to a maximum of $500,000. The note is reduced by the amount of $158 for each IAS unit sold by ESI into the channel until October 1999, the note maturity date. The balance of the note on December 31, 1998, was $356,060. Upon maturity, the note can be repaid in cash, converted to common stock at $15 per share, or by another mutually agreed upon payment method. The note is subordinate to all debt at Idaho Independent Bank.

         In March 1998, the Company completed its initial public offering in Canada of 1,550,000 shares of the Company's common stock at an offering price of $1.00 per share. Additionally, the Agent was issued 110,000 shares of the Company's common stock in the Canadian Offering along with warrants to purchase 250,000 shares of the Company's common stock at a price of $1.00 for the first 12 months and at a price of $1.15 for the next 12 months. The Agent, subsequent to March 31, 1998, exercised its right to purchase 250,000 shares of common stock. The net cash proceeds to the Company from the IPO was approximately $1,009,000 after payment of expenses of approximately $541,000.


         During the first quarter of 1998, the Company completed a $340,000 private placement in February and March 1998 of 340,000 shares of the Company's common stock, at a price of $1.00 per share to officers, directors, key employees and consultants of the Company including a subscription for 50,000 shares, included in the above at a price of $1.00 which was collected in April 1998.

         In June 1998, eSoft completed the private placement of 1,468,941 shares of its common stock at a price of $4.25 per share for a total offering of $6,243,000. The net cash proceeds to the Company from the private placement were approximately $5,480,000 after payment of expenses of the offering, estimated at $256,000, and payment of $507,825 (8.13% of the offering price) commissions to the Agent, Sub-Agents, and Finders who were issued warrants to purchase 159,318 (10.85% of the offered shares) shares of the Company's common stock at a price of US $4.25 in the first year and US $4.90 in the second year. In addition, other various private placements during 1998 produced cash proceeds of about $118,000.

         During the year various employee and consultant options and warrants were exercised, with resulting cash proceeds of about $369,000.

         The Company's cash position on December 31, 1998 was $732,000, a decrease of $496,000 from December 31, 1997 due to the realized gain on investments in 1997. The Company's working capital at December 31, 1998 was $4,456,000. Investments of $2,000,000 matured during the first quarter, from which the proceeds were utilized to support operations. Management anticipates continuing losses in support of the growth curve and, thus, its cash position will continue to decrease. Additionally, in the near term, with new distributors being added to continue market development, the Company anticipates its accounts receivable to increase. The Company is increasing efforts to reduce the present accounts receivable balance through more stringent collection efforts of the current customer base in an attempt to reduce days outstanding. The increase in inventories from 1997 resulted primarily from conscious efforts by management in order to accommodate forecasted sales. The Company has expended $428,000 in 1998 in capital expenditures, of which $176,000 was related to leasehold improvements. Management believes that its current cash position, the anticipated cash receipts from receivables, and potential private placement funding discussed below will be sufficient to meet its working capital needs for the foreseeable future.

   CASH FLOW

         For the years ended December 31, 1998 and December 31, 1997, cash decreased $496,000 and increased $1,179,000, respectively. In 1998, net cash used in operating activities was $5,471,000 and in 1997, net cash provided by operating activities was $825,000. The increase in cash used in operating activities is primarily due to an increased net loss after adding back non-cash charges, increased accounts receivable, and increased inventories in anticipation of projected sales.

         Net cash used in investing activities for the year ended December 31, 1998 was $2,830,000 compared to $423,000 for the year ended December 31, 1997. The $2,407,000 increase is primarily a result of the purchase of investments with the proceeds from fund raising activities in June 1998, where 1,468,941 shares were issued at $4.25 per share pursuant to a private placement.

         Net cash provided by financing activities was $7,806,000 and $777,000 for the years ended December 31, 1998 and 1997, respectively. The $7,029,000 increase is primarily due to proceeds from the public offering of 1,550,000 shares, net of offering costs, and also the private placement of 1,468,941 shares. Financing activities also include various other private placements, option conversions, and borrowings and repayments of long and short term debt.

         The Company anticipates expending an additional $200,000 for capital expenditures this fiscal year. eSoft will continue to capitalize software development costs consistent with its strategy of the development of TEAM Internet software for the marketplace.

   INCOME TAXES

         At December 31, 1998, a valuation allowance of approximately $1,526,000 has been recorded, as Management of the Company is not able to determine that it is more likely than not that its deferred tax assets will be realized. The Company has recorded a valuation allowance primarily related to the uncertainty of realizing operating loss carryforwards subject to limitations under Section 382 of the Internal Revenue Code.

   YEAR 2000 EFFECT

         The Year 2000 ("Y2K") computer problem refers to the potential for system and processing failures of date-related data as a result of computer-controlled systems using two digits rather than four to define the applicable year. For example, computer programs that have time-sensitive software may recognize a date represented as "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities.

         All new products and upgrades introduced by eSoft will be Y2K compliant. eSoft has tested the remainder of the IPAD, TEAM Internet, Instagate and Interceptor systems and connections of the IPAD, TEAM Internet, Instagate and Interceptor product lines to other systems utilizing standard Internet protocols. The testing completed on the product line to date has lead eSoft to believe that the products will not be affected by a connection to a non-compliant Y2K system. eSoft has been testing its existing products for use in the Year 2000 and beyond, and all products produced after November 1, 1997 are Y2K compliant until 2036.

         However, eSoft's testing does not cover every possible computing environment. Accordingly, some customers may have Y2K problems with products that the company believes are Y2K compliant.

   For instance, eSoft's customers may be operating on older versions of hardware platform utilizing eSoft's products software. Early models of the TEAM Internet 2500 and 4500 products shipped before November 1, 1997 may include a BIOS in the computer hardware that is not Y2K compliant. The number of units affected is estimated to be a small percentage of the installed base. In February 1999 a software upgrade was released to correct the specific issues caused by use of the non-compliant BIOS. In addition, there is a plan to replace the non-compliant BIOS with a Y2K compliant BIOS if the customer prefers a hardware fix.

         eSoft has tested the discontinued TBBS products that it no longer markets for Y2K compliance, some of which might still be in use. eSoft's TBBS product had one deficiency associated with Y2K, which was corrected with a free update released in October 1998. eSoft expects that any customers that materially rely on such discontinued products will test them for Y2K compliance and notify eSoft if there are problems. eSoft's experience in developing Y2K compliant versions of its existing products suggests that if it is required to correct Y2K problems in such discontinued products, it could do so without incurring material expenses.

         eSoft also may be affected by Y2K issues related to non-compliant internal systems developed by eSoft or by third-party vendors. eSoft has reviewed its internal systems, including its accounting system, and have found them to be Y2K compliant. eSoft is not currently aware of any Y2K problem relating to any of its internal, material systems and does not believe that it has any material systems that contain embedded chips that are not Y2K compliant.

         eSoft's internal operations and business are also dependent upon the computer-controlled systems of third parties such as suppliers, customers and service providers. Management believes that absent a systemic failure outside the control of eSoft, such as a prolonged loss of electrical or telephone service, Y2K problems at such third parties will not have a material impact on eSoft. eSoft has no contingency plan for systemic failures such as loss of electrical or telephone services. eSoft's contingency plan in the event of a non-systemic failure is to establish relationships with alternative suppliers or vendors to replace failed suppliers or vendors. Other than the previously described testing, and remedying problems identified by testing or from external sources, eSoft has no other contingency plans or intention to create other contingency plans.

         Any failure by eSoft to make its products Y2K compliant could result in a decrease in sales of its products, an increase in allocation of resources to address Y2K problems of its customers without additional revenue commensurate with such dedication of resources, or litigation costs relating to losses suffered by eSoft's customers due to such year 2000 problems. Failures of eSoft's internal systems could temporarily prevent it from processing orders, issuing invoices, and developing products, and could require it to devote significant resources to correcting such problems. But to eSoft's knowledge, the internal accounting systems have been attested by the supplier as Y2K compliant. Due to the general uncertainty inherent in the year 2000 computer problem, resulting from the uncertainty of the year 2000 readiness of third-party suppliers and vendors, eSoft is unable to determine at this time whether the consequences of Y2K failures will have a material impact on its business, results of operations, and financial condition.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

         The following are the consolidated financial statements and exhibits of eSoft, Inc. and subsidiary which are filed as part of this report.

                                                                 eSOFT, INC. AND
                                                                    SUBSIDIARIES

                                                                        CONTENTS

================================================================================

CONSOLIDATED FINANCIAL STATEMENTS:

    Report of Independent Certified Public Accountants -
         BDO Seidman, LLP                                                 F-2

    Independent Auditors' Report -
         Balukoff, Lindstrom & Co., P.A.                                  F-3

    Balance Sheet as of December 31, 1998                           F-4 - F-5

    Statements of Operations for the Years Ended
         December 31, 1998 and 1997                                       F-6

    Statements of Stockholders' Equity for the
         Years Ended December 31, 1998 and 1997                           F-7

    Statements of Cash Flows for the Years Ended
         December 31, 1998 and 1997                                 F-8 - F-9

    Summary of Accounting Policies                                F-10 - F-17

    Notes to Consolidated Financial Statements                    F-18 - F-36

All other schedules are omitted because the required information is either inapplicable or is included in the consolidated financial statements or the notes thereto.

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



To the Board of Directors
eSoft, Inc.
Broomfield, Colorado

We have audited the accompanying consolidated balance sheet of eSoft, Inc. and Technologic, Inc. as of December 31, 1998, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the two years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Apexx Technology, Inc. which financial statements reflect total assets of approximately $1,168,000 as of December 31, 1998 and total revenues of approximately $2,003,000 and $3,808,000 for each of the two years in the period ended December 31, 1998, respectively. Those financial statements were audited by another auditor whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Apexx Technology, Inc., is based solely on the report of the other auditor.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditor provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of the other auditor, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of eSoft, Inc. as of December 31, 1998 and the results of their operations and their cash flows for each of the two years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

                                                /s/ BDO Seidman, LLP

Denver, Colorado
November 17, 1999

INDEPENDENT AUDITORS' REPORT



Board of Directors
Apexx Technology, Inc.
Boise, Idaho

We have audited the balance sheet of Apexx Technology, Inc. as of December 31, 1998 and the related statements of operations, changes in stockholders' deficit, and cash flows for each of the two years in the period ended December 31, 1998. The financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Apexx Technology, Inc. as of December 31, 1998 and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.

The Company's financial statements have been prepared assuming that it will continue as a going concern. The Company's significant operating losses raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/ Balukoff, Lindstrom & Co., P.A.

Boise, Idaho
February 4, 1999
                                                                 eSOFT, INC. AND
                                                                    SUBSIDIARIES


                                                      CONSOLIDATED BALANCE SHEET

================================================================================

December 31,                                                              1998
                                                                      ------------
ASSETS

CURRENT:
  Cash and cash equivalents                                           $    732,384
  Investment securities                                                  2,174,730
  Accounts receivable, less allowance of $313,000
      for possible losses                                                2,830,981
  Inventories                                                            1,617,889
  Prepaid expenses and other                                               259,696
                                                                      ------------

Total current assets                                                     7,615,680
                                                                      ------------

PROPERTY AND EQUIPMENT:
  Computer equipment                                                       546,720
  Furniture and equipment                                                  504,248
  Manufacturing tools and equipment                                         26,423
                                                                      ------------
                                                                         1,077,391

Less accumulated depreciation                                              483,495
                                                                      ------------

Net property and equipment                                                 593,896
                                                                      ------------

OTHER ASSETS:
  Capitalized software development costs, net of accumulated
      amortization of $314,000                                             867,072
  Restricted cash and cash equivalents                                      85,000
  Other                                                                      7,039
                                                                      ------------

Total other assets                                                         959,111
                                                                      ------------

                                                                      $  9,168,687
                                                                      ============


                             See accompanying summary of accounting policies and
                                     notes to consolidated financial statements.

                                                                 eSOFT, INC. AND
                                                                    SUBSIDIARIES


                                          CONSOLIDATED BALANCE SHEET (CONTINUED)

================================================================================

December 31,                                                                 1998
                                                                         ------------
LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT:
  Accounts payable                                                       $  1,497,276
  Margin loan on investments                                                   39,544
  Current portion of long-term debt                                           136,865
  Marketing loan agreement                                                    356,060
  Deferred revenue                                                            259,307
  Customer deposits                                                           248,287
  Accrued expenses:
      Payroll and payroll expenses                                            258,184
      Legal fees                                                               53,400
      Other                                                                   310,666
                                                                         ------------

Total current liabilities                                                   3,159,589
                                                                         ------------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
  Preferred stock, $.01 par value, 5,000,000 shares authorized,
      none outstanding                                                             --
  Common stock, $.01 par value, 50,000,000 shares authorized,
      9,694,673 shares issued and outstanding                                  96,947
  Additional paid-in capital                                               10,215,840
  Accumulated deficit                                                      (4,303,689)
                                                                         ------------

Total stockholders' equity                                                  6,009,098
                                                                         ------------

                                                                         $  9,168,687
                                                                         ============



                             See accompanying summary of accounting policies and
                                     notes to consolidated financial statements.

                                                                 eSOFT, INC. AND
                                                                    SUBSIDIARIES


                                           CONSOLIDATED STATEMENTS OF OPERATIONS

================================================================================

Years Ended December 31,                                        1998              1997
                                                            ------------      ------------
REVENUES                                                    $  9,609,964      $  4,461,569

COST OF GOODS SOLD                                             3,796,175         1,812,761
                                                            ------------      ------------

Gross profit                                                   5,813,789         2,648,808
                                                            ------------      ------------

EXPENSES:
  Selling and marketing                                        4,575,906         1,412,303
  General and administrative                                   4,206,168         1,589,476
  Engineering                                                    982,097           337,895
  Research and development                                       734,567           574,739
  Amortization of software costs                                 189,399           116,912


Total costs and expenses                                      10,688,137         4,031,325
                                                            ------------      ------------

Loss from operations                                          (4,874,348)       (1,382,517)
                                                            ------------      ------------

OTHER (INCOME) EXPENSE:
  Interest (income) expense, net                                (139,611)           43,209
  Realized gain on trading securities                           (234,940)       (2,020,292)
  Unrealized (gain) loss on trading securities                   (72,361)          460,610
  Other (income) expense, net                                    (26,251)           25,577
  Loss on sale of assets                                           1,013            13,624
                                                            ------------      ------------

Total other income                                              (472,150)       (1,477,272)
                                                            ------------      ------------

Income (loss) before income tax (benefit)  expense            (4,402,198)           94,755

Income tax (benefit) expense                                    (162,000)          162,000
                                                            ------------      ------------

NET LOSS                                                    $ (4,240,198)     $    (67,245)
                                                            ============      ============

BASIC AND DILUTED LOSS PER COMMON STOCK:                    $       (.50)     $       (.02)
                                                            ============      ============
WEIGHTED-AVERAGE NUMBER OF COMMON
  SHARES OUTSTANDING BASIC AND DILUTED:                        8,433,839         4,029,015
                                                            ============      ============


                             See accompanying summary of accounting policies and
                                     notes to consolidated financial statements.

                                                                 eSOFT, INC. AND
                                                                    SUBSIDIARIES


                                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

================================================================================

                                                                          Common Stock             Additional
                                                                  ----------------------------      Paid-in
Years Ended December 31, 1998 and 1997                                Shares          Amount        Capital
                                                                  ------------    ------------    ------------
BALANCE, January 1, 1997                                             3,720,900    $     37,209    $    865,135
         Issuance of common stock pursuant to private
                  placements, net of offering costs of $80,841       1,227,015          12,270         970,839
         Common stock subscribed                                       350,000           3,500         346,500
         Repurchase of common stock                                    (22,856)           (228)            227
         Net loss for the year                                              --              --              --
                                                                  ------------    ------------    ------------

BALANCE, December 31, 1997                                           5,275,059          52,751       2,182,701
         Issuance of compensatory options                                   --              --         106,413
         Issuance of warrants for prepaid consulting services               --              --         214,649
         Exercise of warrants and options                              442,372           4,424         396,076
         Issuance of common stock pursuant to initial public
                  offering, net of offering costs of $ 540,850       1,550,000          15,500         993,650
         Issuance of common stock pursuant to private
                  placements, net of offering costs of $866,449      1,995,281          19,952       5,916,908
         Issuance of common stock to employees                          90,000             900          89,100
         Issuance of common stock for offering fees                    110,000           1,100          (1,100)
         Issuance of common stock pursuant to conversion
                  of notes payable                                     355,903           3,559         352,344
         Repurchase of common stock                                   (123,942)         (1,239)        (34,901)
         Cash dividend paid by pooled company                               --              --              --
         Net loss for the year                                              --              --              --
                                                                  ------------    ------------    ------------

BALANCE, December 31, 1998                                           9,694,673    $     96,947    $ 10,215,840
                                                                  ============    ============    ============


                                                                Retained Earnings    Total
                                                                 (Accumulated    Stockholders'
Years Ended December 31, 1998 and 1997                             Deficit)         Equity
                                                                 ------------    ------------
BALANCE, January 1, 1997                                         $    253,754    $  1,156,098
         Issuance of common stock pursuant to private
                  placements, net of offering costs of $80,841             --         983,109
         Common stock subscribed                                           --         350,000
         Repurchase of common stock                                        --              (1)
         Net loss for the year                                        (67,245)        (67,245)
                                                                 ------------    ------------

BALANCE, December 31, 1997                                            186,509       2,421,961
         Issuance of compensatory options                                  --         106,413
         Issuance of warrants for prepaid consulting services              --         214,649
         Exercise of warrants and options                                  --         400,500
         Issuance of common stock pursuant to initial public
                  offering, net of offering costs of $ 540,850             --       1,009,150
         Issuance of common stock pursuant to private
                  placements, net of offering costs of $866,449            --       5,936,860
         Issuance of common stock to employees                             --          90,000
         Issuance of common stock for offering fees                        --              --
         Issuance of common stock pursuant to conversion
                  of notes payable                                         --         355,903
         Repurchase of common stock                                        --         (36,140)
         Cash dividend paid by pooled company                        (250,000)       (250,000)
         Net loss for the year                                     (4,240,198)     (4,240,198)
                                                                 ------------    ------------

BALANCE, December 31, 1998                                       $ (4,303,689)   $  6,009,098
                                                                 ============    ============


                             See accompanying summary of accounting policies and
                                     notes to consolidated financial statements.

                                                                 eSOFT, INC. AND
                                                                    SUBSIDIARIES


                                           CONSOLIDATED STATEMENTS OF CASH FLOWS

================================================================================


INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS

Years Ended December 31,                                                         1998            1997
                                                                             ------------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                                                   $ (4,240,198)   $    (67,245)
  Adjustments to reconcile net loss to net cash provided by (used in)
      operating activities:
        Depreciation and amortization                                             475,958         212,310
        Proceeds from sale of trading securities                                  234,940       2,020,292
        Realized gain from sale of trading securities                            (234,940)     (2,020,292)
        Unrealized (gain) loss from sale of trading securities                    (72,361)        460,610
        Loss on sale of assets                                                      1,013          13,624
        Amortization of discount on investments                                   (71,624)             --
        Issuance of common stock for compensation                                  90,000              --
        Provision for losses on accounts receivable                               212,981          51,465
        Provision for inventory obsolescence                                       59,440              --
        Deferred tax expense (benefit)                                           (162,000)        162,000
        Consulting expense incurred for note payable                                   --          41,000
        Issuance of compensatory options                                          106,413              --
        Non-cash additions to notes payable                                        47,189              --
        Changes in operating assets and liabilities:
           Accounts receivable                                                 (2,377,716)       (388,519)
           Inventories                                                         (1,188,056)       (225,594)
           Other assets                                                              (335)         52,344
           Accounts payable                                                       946,981         416,839
           Accrued expenses and other                                             596,795         102,679
           Deferred revenue                                                       104,224          (6,498)
                                                                             ------------    ------------

Net cash provided by (used in) operating activities                            (5,471,296)        825,015
                                                                             ------------    ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of investments                                                      (1,919,917)             --
  Proceeds from sale of assets                                                      2,722              --
  Purchase of property and equipment                                             (428,332)       (181,606)
  Deposit on leased facilities                                                    (85,000)             --
  Advances on non-operating notes receivable - employee                           (15,000)        (20,000)
  Payments received from non-operating notes receivable - employee                 20,443              --
  Additions to capitalized software                                              (405,000)       (221,139)
                                                                             ------------    ------------

Net cash used in investing activities                                          (2,830,084)       (422,745)
                                                                             ------------    ------------

                             See accompanying summary of accounting policies and
                                     notes to consolidated financial statements.

                                                                 eSOFT, INC. AND
                                                                    SUBSIDIARIES


                                           CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                                     (CONTINUED)

================================================================================


INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS

Years Ended December 31,                                           1998            1997
                                                               ------------    ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from sale of stock, warrants and options               8,753,809       1,213,950
  Offering costs paid                                            (1,126,405)        (80,841)
  Purchase of treasury stock                                        (36,140)             (1)
  Payment of cash dividend                                         (250,000)             --
  Proceeds from stock subscription receivable                       200,000              --
  Proceeds from short-term debt                                     668,872         370,000
  Payments on short-term debt                                      (390,000)       (395,000)
  Proceeds from long-term debt                                      125,879              --
  Payments on long-term debt                                        (25,581)         (8,793)
  Proceeds (repayment) from margin loan on investments               39,544        (192,510)
  Proceeds from line of credit, net                                 (58,600)        (19,532)
  Proceeds from borrowings                                               --         100,000
  Payments on borrowings                                            (75,757)        (24,243)
  Proceeds (payments) from related party borrowings                 (20,000)         20,000
  Deferred offering costs                                                --        (205,896)
                                                               ------------    ------------

Net cash provided by financing activities                         7,805,621         777,134
                                                               ------------    ------------

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                   (495,759)      1,179,404

CASH AND CASH EQUIVALENTS, beginning of year                      1,228,143          48,739
                                                               ------------    ------------

CASH AND CASH EQUIVALENTS, end of year                         $    732,384    $  1,228,143
                                                               ============    ============

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for interest                                       $     28,313    $     74,809
  Cash paid for taxes                                                    --              21

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND
  FINANCING ACTIVITIES:
  Common stock issued for conversion of debt                        355,903              --
  Common stock issued for offering costs                              1,100              --
  Warrants issued for prepaid consulting services                   214,649              --
  Convertible notes payable issued for consulting
      services and deferred offering costs                               --         116,000
  Common stock issued for subscription receivable                        --         200,000
  Short-term debt converted to long-term debt                            --          40,200
                                                               ============    ============


                             See accompanying summary of accounting policies and
                                     notes to consolidated financial statements.

                                                                 eSOFT, INC. AND
                                                                    SUBSIDIARIES


                                                  SUMMARY OF ACCOUNTING POLICIES

================================================================================


BUSINESS eSoft, Inc. (the "Company" or "eSoft"), a Delaware corporation, develops and markets internet connectivity solutions. The Company has developed software, which is integrated with a hardware component that allows local area networks to connect with the internet. The software also contains full access control for its remote access features. The Company also resells related connectivity accessories. The Company previously had developed and sold software for the bulletin board market. The majority of the Company's products are manufactured by external sources. In 1998, 60% of the Company's product was purchased from two suppliers.

                              The Company was previously a Colorado corporation and was merged into a newly formed Delaware corporation as of February 17, 1998 of the same name with the Colorado corporation ceasing to exist. The transaction was accounted for on a basis similar to a pooling of interests with no change in the historical financial statements of eSoft. The newly formed corporation had no operations prior to the merger.

                              Effective May 25, 1999, the Company completed the merger with Apexx Technology, Inc. ("Apexx") located in Boise, Idaho which provided for the exchange of all of the outstanding stock of Apexx for shares of eSoft common stock and for the conversion of all Apexx stock options into eSoft stock options to acquire 1,356,003 shares of eSoft common stock. The merger has been accounted for as a pooling of interests, and, as a result, the Company filed restated historical financial statements giving retroactive effect of this merger in Form 8-K on August 9, 1999.

                              Effective September 10, 1999, the Company completed the merger (the "Merger") with Technologic, Inc. ("Technologic") located in Norcross, Georgia which provided for the exchange of all of the outstanding stock of Technologic for shares of eSoft common stock and for the conversion of all Technologic stock options into eSoft stock options to acquire 180,565 shares of eSoft common stock. The Merger has been accounted for as a pooling of interests.

                                                                 eSOFT, INC. AND
                                                                    SUBSIDIARIES


                                                  SUMMARY OF ACCOUNTING POLICIES

================================================================================


                                                                                                         Number of
                                                                                                       eSoft Shares
                               Pooled Company            Nature of Operations       Merger Date           Issued
                              -------------------------- ------------------------ ------------------  ----------------
                              Technologic, Inc.          Internet connectivity    September 10,       1,244,435
                                                            solutions             1999

                              The consolidated financial statements give retroactive effect to the Merger, which has been accounted for using the pooling of interests method and, as a result, the financial position, results of operations and cash flows are presented as if Technologic had been consolidated with eSoft for all years presented. The consolidated statements of stockholders' equity reflect the accounts of eSoft as if the additional common stock issued in connection with the Merger had been issued for all periods presented.

                              The consolidated financial statements, including the notes thereto, should be read in conjunction with the historical financial statements of eSoft included in eSoft's 1998 annual report on Form 10-KSB and Form 8-K dated August 9, 1999 and the financial statements of Technologic included in Form 8-K/A dated November 17, 1999.

                              The consolidated balance sheet of eSoft as of December 31, 1998 has been combined with that of Technologic as of December 31, 1998. For the years ended December 31, 1998 and 1997, the results of eSoft have been combined with those of Technologic for the same years.

PRINCIPLES OF                 The consolidated financial statements include the
CONSOLIDATION                 accounts of the Company and its wholly owned
                              subsidiaries, Apexx and Technologic. All significant intercompany accounts and transactions have been eliminated in consolidation.

CASH                          The Company considers cash and all highly liquid
EQUIVALENTS                   investments purchased with an original maturity of
                              three months or less to be cash equivalents.

                                                                 eSOFT, INC. AND
                                                                    SUBSIDIARIES


                                                  SUMMARY OF ACCOUNTING POLICIES

================================================================================


INVESTMENT                    Investment securities are classified as either
SECURITIES                    held-to-maturity, available-for-sale or trading.
                              Investment securities classified as
                              held-to-maturity are stated at cost, adjusted for amortization of premiums and accretion of discounts. It is management's intention and it has the ability to hold investment securities classified as held-to-maturity and, accordingly, adjustments are not made for temporary declines in their market value below amortized cost.
                              Investment securities classified as
                              available-for-sale are carried at their estimated market value with unrealized holding gains and losses, net of tax, reported as a separate component of stockholders' equity until realized.
                              Investment securities classified as trading are carried at estimated market value. Unrealized holding gains and losses for trading securities are included in the statements of operations.
                              Gains and losses on securities sold are determined based on the specific identification of the securities sold. At December 31, 1998, $183,189 was classified as trading securities; all other investments were classified as held-to-maturity.

INVENTORIES                   Inventories, consisting of purchased goods, are
                              valued at the lower of cost (weighted-average) or market.

PROPERTY AND                  Property and equipment are stated at cost.
EQUIPMENT                     Depreciation is computed using the straight-line
                              method over the estimated useful lives (ranging from three to seven years) of the assets.

                              Depreciation expense for the years ended December 31, 1998 and 1997, was $179,405 and $95,398.

CAPITALIZED                   Costs incurred internally in creating software
SOFTWARE COSTS                products for resale are charged to expense until
                              technological feasibility has been established upon completion of a detail program design.
                              Thereafter, all software development costs are capitalized until the point that the product is ready for sale and subsequently reported at the lower of amortized cost or net realizable value.

                                                                 eSOFT, INC. AND
                                                                    SUBSIDIARIES


                                                  SUMMARY OF ACCOUNTING POLICIES

================================================================================


                              In accordance with Statement of Financial
                              Accounting Standard ("SFAS") No. 86, the Company recognizes the greater amount of annual amortization of capitalized software costs under
                              1) the ratio of current year revenues by product, to the product's total estimated revenues method or 2) over the products estimated economic useful life by the straight-line method.

LONG-TERM                     The Company applies SFAS No. 121, "Accounting for
ASSETS                        the Impairment of Long-Lived Assets." Under SFAS
                              No. 121, long-lived assets and certain intangibles are evaluated for impairment when events or changes in circumstances indicate that the carrying value of the assets may not be recoverable through the estimated undiscounted future cash flows resulting from the use of these assets. When any such impairment exists, the related assets will be written down to fair value.

REVENUE                       The Company recognizes certain revenue at the time
RECOGNITION                   products are shipped to its customers. Provision
                              is made currently for estimated product returns which may occur. Revenue from support and update service agreements is deferred at the time the agreement is executed and recognized ratably over the contractual period. The Company recognizes revenues from customer training and consulting services when such services are provided. All costs associated with licensing of software products, support and update services, and training and consulting services are expensed as incurred.

                              A portion of sales is made to distributors under terms allowing certain rights of return and price protection on unsold product held by the distributors.

                              Software Revenue Recognition

                              The Company follows the guidance of Statement of Position ("SOP") 97-2, "Software Revenue Recognition." SOP 97-2 provides guidance on when revenue should be recognized and in what amounts for licensing, selling, leasing or otherwise marketing computer software.

                                                                 eSOFT, INC. AND
                                                                    SUBSIDIARIES


                                                  SUMMARY OF ACCOUNTING POLICIES

================================================================================


ADVERTISING                   The Company records advertising expense in the
                              period the expense is incurred. In 1998 and 1997, the Company recorded $688,753 and $311,217 in advertising expense.

INCOME TAXES                  The Company with consent of its stockholder,
                              through September 4, 1997, elected under the Internal Revenue Code to be an S-corporation.
                              Subsequent to September 4, 1997, the Company is taxed as a U.S. C-corporation. In lieu of corporation income taxes, the stockholder and partners were taxed on their proportional share of the Company's or partnership's taxable income.
                              Therefore through September 4, 1997, no provision for income taxes has been made in the accompanying financial statements.

                              Through September 10, 1999, Technologic elected under the Internal Revenue Code to be an S-Corporation. Subsequent to September 10, 1999, the Company is taxed as a U.S. C-Corporation. In lieu of corporation income taxes, the stockholder and partners were taxed on their proportional share of the Company's taxable income. Therefore through September 10, 1999, no provision for income taxes has been made in the accompanying financial statements.

                              The Company follows the provisions of SFAS No. 109, "Accounting for Income Taxes," which requires use of the "liability method". Accordingly, deferred tax liabilities and assets are determined based on the temporary differences between the financial statement and tax bases of assets and liabilities, using the enacted tax rates in effect for the year in which the differences are expected to reverse. The provisions of SFAS No. 109 did not have an impact until after September 4, 1997.

                                                                 eSOFT, INC. AND
                                                                    SUBSIDIARIES


                                                  SUMMARY OF ACCOUNTING POLICIES

================================================================================



NET LOSS                      The Company follows the provisions of SFAS No.
PER SHARE                     128, "Earnings Per Share." SFAS No. 128 provides
                              for the calculation of "Basic" and "Diluted" earnings per share. Basic earnings per share includes no dilution and is computed by dividing income or loss available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflect the potential dilution of securities that could share in the earnings of an entity, similar to fully diluted earnings per share. In loss periods, dilutive common equivalent shares are excluded, as the effect would be anti-dilutive. Basic and diluted earnings per share are the same for all periods presented.

                              For the years ended December 31, 1998 and 1997, total stock options and stock warrants of 3,513,451 and 1,971,420 were not included in the computation of diluted earnings per share because their effect was anti-dilutive.

USE OF ESTIMATES              The preparation of financial statements in
                              conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates and assumptions.

CONCENTRATIONS                Credit risk represents the accounting loss that
OF CREDIT RISK                would be recognized at the reporting date if
                              counterparties failed to completely perform as contracted. Concentrations of credit risk, whether on or off the balance sheet, that arise from financial instruments exist for groups of customers or groups of counterparties when they have similar economic characteristics that would cause their ability to meet contractual obligations to be similarly effected by changes in economic or other conditions.

                                                                 eSOFT, INC. AND
                                                                    SUBSIDIARIES


                                                  SUMMARY OF ACCOUNTING POLICIES

================================================================================


                              Concentrations of credit risk with respect to trade accounts receivable are generally limited due to customers are dispersed across geographic areas. On-going credit evaluations of customers' financial condition are performed and, generally no collateral is required. The Company maintains an allowance for potential losses based on management's analysis of possible uncollectible accounts. (See Note 13).

FAIR VALUE OF                 Unless otherwise specified, the Company believes
FINANCIAL                     the book value of financial instruments
INSTRUMENTS                   approximates their fair value.


STOCK OPTIONS                 The Company applies Accounting Principles Board
AND WARRANTS                  Opinion ("APB") 25, "Accounting for Stock Issued
                              to Employees," and related Interpretations in accounting for all stock option plans. Under APB
                              25, compensation cost is recognized for stock options granted at prices below the market price of the underlying common stock on the date of grant.

                              SFAS No. 123, "Accounting for Stock-Based
                              Compensation," requires the Company to provide pro forma information regarding net income as if compensation cost for the Company's stock option plans had been determined in accordance with the fair value based method prescribed in SFAS No. 123.

COMPREHENSIVE                 The Company has adopted SFAS No. 130, "Reporting
INCOME                        Comprehensive Income". Comprehensive income is
                              comprised of net income and all changes to the statements of stockholders' equity, except those due to investment by stockholders, changes in paid in capital and distributions to stockholders. The adoption of SFAS No. 130 does not impact the Company's financial statements for 1998 and 1997.

                                                                 eSOFT, INC. AND
                                                                    SUBSIDIARIES


                                                  SUMMARY OF ACCOUNTING POLICIES

================================================================================



IMPACT OF                     SFAS No. 133, "Accounting for Derivative
RECENTLY ISSUED               Instruments and Hedging Activities" requires
ACCOUNTING                    companies to record derivatives on the balance
PRONOUNCEMENTS                sheet as assets or liabilities, measured at fair
                              market value. Gains or losses resulting from changes in the values of those derivatives are accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. The key criterion for hedge accounting is that the hedging relationship must be highly effective in achieving offsetting changes in fair value or cash flows. SFAS No. 133 is effective for fiscal years beginning after June 15, 2000.
                              Management believes that the adoption of SFAS No.
                              133 will have no material effect on its financial statements.

                              SOP 98-5, "Reporting on the Costs of Start-Up Activities," requires that the costs of start-up activities, including organization costs, be expensed as incurred. This Statement is effective for financial statements issued for fiscal years beginning after December 15, 1998. Management believes that the adoption of SOP 98-5 will have no material effect on its financial statements.

                                                                 eSOFT, INC. AND
                                                                    SUBSIDIARIES


                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

================================================================================

1.   BUSINESS                 Revenue, net loss and net loss per common share of
     COMBINATION              eSoft, as previously reported in Form 8-K dated
                              August 9, 1999, after the Apexx merger, and Technologic for the two years ending December 31, are as follows:

REVENUE:

Years Ended December 31,                             1998            1997
                                                 ------------    ------------
eSoft, as previously reported                    $  7,675,706    $  3,236,563
Technologic                                         1,934,258       1,225,006
                                                 ------------    ------------

eSoft, as restated                               $  9,609,964    $  4,461,569
                                                 ============    ============

NET LOSS:

Years Ended December 31,                             1998            1997
                                                 ------------    ------------

eSoft, as previously reported                    $ (3,826,615)   $   (552,912)
Technologic                                          (413,583)        485,667
                                                 ------------    ------------

eSoft, as restated                               $ (4,240,198)   $    (67,245)
                                                 ============    ============

NET LOSS PER COMMON SHARE:

Years Ended December 31,                             1998            1997
                                                 ------------    ------------

As previously reported basic and diluted:        $       (.54)   $       (.21)

As restated basic and diluted:                           (.50)           (.02)
                                                 ============    ============

                                                                 eSOFT, INC. AND
                                                                    SUBSIDIARIES


                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

================================================================================

2.   INVESTMENT               A summary of the amortized cost and estimated
     SECURITIES               market value of investment securities which mature
                              in six months is as follows:

                                            Gross        Gross
                                         Unrealized    Unrealized   Estimated Market
 December 31, 1998      Amortized Cost      Gains        Losses          Value
                       ----------------  -----------   ----------   ----------------


 HELD TO MATURITY:
   Short-term zero
       coupon notes      $ 1,991,541       $      --    $     --     $   1,991,541
                         ===========       =========    ========     =============

                              Included in investment securities is $183,189 (cost of $10) in trading securities. Trading securities consist of common stock of a single corporation. These securities are carried at market value. Realized gains during the periods included in the statements of operations pertain to sales made of the common stock.

3.   INVENTORIES              Inventories at December 31, 1998 consisted of the
                              following:

                                               1998
                                           ------------
Finished goods                             $  1,391,996
Raw materials                                   285,333
                                           ------------
                                              1,677,329

Less reserve for obsolescence                    59,440
                                           ------------

                                           $  1,617,889
                                           ============


4.   REVOLVING                The Company has an unused bank line-of-credit of
     LINE OF CREDIT           $500,000. The line bears interest at prime plus
                              1.5%. The line expired in May 1999, and is secured by accounts receivable, inventory, equipment, and other assets. Two of the Company's primary stockholders have personally guaranteed the bank line-of-credit.

                                                                 eSOFT, INC. AND
                                                                    SUBSIDIARIES


                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

================================================================================

                              The line-of-credit has certain debt covenants. These debt covenants are as follows:

                              o     Ratio of current assets to current
                                    liabilities of at least 1.5 to 1

                              o Ratio of total liabilities to tangible net worth that does not exceed 2.5 to 1

                              o     Minimum working capital of $150,000

                              At December 31, 1998, the Company was not in compliance with the above covenants and the Company has not obtained a waiver for such violations.

5.   LONG-TERM                Long-term debt consists of the following:
     DEBT

December 31,                                                        1998
                                                                -------------

Note payable to bank, payable in monthly installments of
   $3,171, including interest at prime plus 1.5% (9.25% at
   December 31, 1998), equipment, inventory and accounts
   receivable are provided as collateral, due on demand as
   a result of the Apexx merger.                                $     104,309

Note payable to bank, payable in monthly installments of
   $2,170, including interest at prime rate plus 2% (9.75%
   at December 31, 1998), maturing March 10, 2002,
   collateralized by guarantees from certain shareholders,
   due on demand as a result of the Technologic merger.                32,556
                                                                -------------
                                                                      136,865
Less current portion                                                  136,865
                                                                -------------

Total long-term debt, less current portion                      $          --
                                                                =============

                                                                 eSOFT, INC. AND
                                                                    SUBSIDIARIES


                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

================================================================================

6.   RESEARCH AND             During the years ended December 31, 1998 and 1997,
     DEVELOPMENT              the Company capitalized $405,000 and $221,139 of
                              software development costs. Amortization expense of capitalized software development costs included in depreciation and amortization for the years ended December 31, 1998 and 1997 amounted to $189,399 and $116,912. Research and development costs were $734,567 and $574,739 for the years ended December 31, 1998 and 1997.

                              Research and development expenditures during the following periods were comprised as follows:

Years Ended December 31,                        1998           1997
                                           ------------   ------------
Payroll and related costs                  $    618,269   $    622,650
Officer payroll                                      --         50,000
Internet and telephone expenses                      --         30,056
Occupancy costs                                      --         34,860
Purchased services                              410,820          2,320
Other                                           110,478         55,992
                                           ------------   ------------
                                              1,139,567        795,878

Less capitalized software costs                 405,000        221,139
                                           ------------   ------------

                                           $    734,567   $    574,739
                                           ============   ============

7.   INCOME TAXES             The provision for income taxes consisted of the
                              following:


Years Ended December 31,                       1998            1997
                                           ------------    ------------
DEFERRED EXPENSE (BENEFIT):
Federal                                    $   (148,000)   $    148,000
State                                           (14,000)         14,000
                                           ------------    ------------

                                           $   (162,000)   $    162,000
                                           ============    ============

                                                                 eSOFT, INC. AND
                                                                    SUBSIDIARIES


                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

================================================================================

A reconciliation of the effective tax rate and the statutory U.S. federal income tax rates are as follows:

Years Ended December 31,                                 1998            1997
                                                     ------------    ------------
Federal tax benefit at the federal
  statutory rate                                     $ (1,497,000)   $     32,000
State income tax benefit, net of
  federal tax amount                                     (191,000)          4,000
Permanent differences                                    (110,000)          2,000
Other                                                      87,000         (26,000)
Losses (earnings) not subject to tax(1)                   153,000        (180,000)
Deferred tax expense due to S. Corp
  termination                                                  --         243,000
Increase in valuation allowance                         1,396,000          87,000
                                                     ------------    ------------

Income tax (benefit) expense                         $   (162,000)   $    162,000
                                                     ============    ============

(1) Certain income (losses) are not subject to tax at the corporate level as Technologic, Inc. had elected to be taxed as an S-corporation. Effective with the merger of eSoft and Technologic, the S-corporation election has been terminated.


Temporary differences that give rise to a significant portion of the deferred tax assets and liabilities are as follows:

December 31,                                        1998
                                                ------------
Net operating loss carryforwards                $  1,442,121
Tax credit carryforward                               37,038
Accounts receivable                                  100,646
Inventory                                             22,000
Accruals                                             194,200
Options and warrants                                  66,000
                                                ------------

Total deferred tax asset                           1,862,005
                                                ------------

Capitalized software costs                          (325,000)
Property and equipment                                (1,588)
Other                                                 (9,000)
                                                ------------

Total deferred tax liability                        (335,588)
                                                ------------
Total                                              1,526,417

Less valuation allowance                           1,526,417
                                                ------------

Net deferred tax asset (liability)              $         --
                                                ============

                                                                 eSOFT, INC. AND
                                                                    SUBSIDIARIES


                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

================================================================================

                              The valuation allowance of $1,526,417 at December 31, 1998, was established because the Company has not been able to determine that it is more likely than not that the deferred tax assets will be realized.

                              At December 31, 1998, the Company had net operating loss carryforwards of approximately $3,798,000 with expirations through 2018. The utilization of certain of the loss carryforwards is limited under Section 382 of the Internal Revenue Code.

                              As stated in the summary of accounting policies, eSoft and Technologic had elected to be taxed as S-corporations. In lieu of the corporation income taxes, the stockholders and partners were taxed on their proportional share of eSoft's and Technologic's taxable income. The pro forma income
                              (loss) per common share if eSoft and Technologic were subject to taxes (federal statutory rate of 34%) would be as follows:

Year Ended December 31,                        1997
                                           ------------
Income before income taxes                 $     94,755
Pro forma income tax expense                    306,000
                                           ------------

Pro forma net loss                         $   (211,245)
                                           ============

Pro forma loss per share                   $         --
                                           ============


8.   COMMITMENTS AND          The Company leases certain of its facilities and
     CONTINGENCIES            equipment under noncancellable operating lease
                              agreements, which expire at various dates through 2004. Rent expense for the years ended December
                              31, 1998 and 1997 was $241,809 and $184,058.

                              Subsequent to December 31, 1998, the Company executed a lease to relocate its corporate headquarters and shipping and assembly facilities into one location. The new facility lease expires in May 2004 and annual rental payments are $173,000. The Company was fully released from its lease on its prior corporate headquarters.

                                                                 eSOFT, INC. AND
                                                                    SUBSIDIARIES


                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

================================================================================


                              Future minimum lease payments under noncancellable operating leases as adjusted for the new corporate headquarters lease are as follows:

                                 Years Ending December 31,
                                 -------------------------

                                 1999                          $    222,000
                                 2000                               260,000
                                 2001                               266,000
                                 2002                               270,000
                                 2003                               201,000
                                 Thereafter                          78,000
                                                               ------------

                                                               $    1,297,0
                                                               ============


                              Software Development and License Agreements

                              The Company has entered into several software development and license agreements related to software utilized in certain of the Company's products. The agreements require compensation or royalty payments based on percentages (ranging from 2.5% to 33.3%) of applicable gross sales and subject to certain maximum amounts per license as defined in the agreements.

                              During 1998, the Company entered into an agreement to terminate the software development agreements. The termination agreement required the Company to pay $30,000 at the agreement's inception; $30,000 no later than 15 days after the Company completes its proposed public offering but not later than December 31, 1998 if the proposed public offering is not completed by that date; and the issuance of stock warrants entitling the warrant holder, for a period of two years from January 29, 1998 to purchase up to 20,000 shares of the Company's common stock at a price of $1.00 per share until one year after the closing of the public offering and $1.15 per share until the warrants expire. The required $60,000 payment was made in 1998.

                                                                 eSOFT, INC. AND
                                                                    SUBSIDIARIES


                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

================================================================================


                              In 1998, the Company entered into a software development agreement with a company. The development agreement required a payment of $150,000 for a wireless product with VPN capabilities to be integrated with the IPAD. Additionally, in conjunction with its sales efforts in Japan, the company was paid $195,000 to nationalize the interface of the IPAD for the Japanese marketplace.

                              Marketing Agreement

                              In June 1998, the Company entered into an agreement with Extended Systems, Inc. (ESI). Under the terms of the agreement, ESI agreed to loan the Company up to $500,000 to assist in marketing ESI's products. The loan balance is reduced by $158 for each unit sold through October 1999. The unpaid balance is due in October 1999 and can be paid in cash, common stock of the Company, or by another mutually agreed upon payment method. The Company controls the choice of payment options. As of December 31, 1998, ESI has advanced the Company approximately $390,000; including cash advances of $308,872 and noncash advances of approximately $80,000 and the recorded balance after accounting for the number of units sold was $356,060. Interest on the note accrues at a rate of 6% per year.

                              Pacific Crest Securities, Inc. Agreement

                              On January 25, 1999, the Company entered into an agreement with Pacific Crest Securities, Inc. ("Pacific") related to the merger with Apexx. Under the terms of the agreement, eSoft paid Pacific $200,000 and the Company's stockholders transferred 48,000 shares of eSoft stock to Pacific subsequent to December 31, 1998.

                                                                 eSOFT, INC. AND
                                                                    SUBSIDIARIES


                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

================================================================================

                              Employment Agreements

                              On September 2, 1997, the Company entered into an employment agreement with an officer and a director that extends for a thirty-six month period commencing on September 1, 1997. Under the terms of the agreement, the Company is obligated to pay the sum of $10,000 per month. In addition, the officer and director was granted incentive stock options to acquire 200,000 shares of common stock at a price of $1.00 per share for a period of five years. The options vest over a 36-month period as follows: 7/36 of the options vested in April 1998 and 1/36 of the options will vest on the first day of each month thereafter. A quarterly performance bonus equal to 10% of the Company's earnings, net of adjustments for interest and taxes. In the event that the bonus exceeds 50% of the gross annual salary, the bonus will be capped at the amount of the salary for the quarter.

                              On November 6, 1998 the Company entered into an employment agreement with an officer and director that extends for a thirty-six month period commencing on November 9, 1998. Under the terms of the agreement, the Company is obligated to pay the sum of $15,000 per month. In addition, the officer and director was granted incentive stock options to acquire 400,000 shares of eSoft common stock at a price of $4.00 per share for a period of four years. The options vest over a 36-month period as follows: 7/36 of the options will vest in June 1999 and 1/36 of the options will vest on the first day of each month thereafter. The officer and director is also eligible to receive incentive pay equal to 50% of his annual salary paid quarterly based on objectives agreed by officer and the Company's Board of Directors. The incentive pay will be based as follows: one-third on revenue, one-third on earnings and one-third on mutually agreed quarterly objectives.

                                                                 eSOFT, INC. AND
                                                                    SUBSIDIARIES


                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

================================================================================


                              The Company has entered into employment agreements with seven other executive officers with a range of salary levels and benefits. The term of these employment agreements is either twenty-four months or thirty-six months, at salary levels ranging from $7,500 to $10,000 per month. The agreements are cancelable and terminate from December 2000 through April 2002. The employment agreements provide for either a quarterly performance-based bonus ranging from $5,000 to $12,500 or a 1% commission on gross sales, paid on a monthly basis. In addition to monthly compensation and quarterly bonuses, executives under these agreements have received incentive stock options to purchase between 20,000 and 80,000 shares of eSoft common stock at exercise prices ranging from $1.00 to $6.15 per share.

                              Effective March 30, 1999, the Company served its former Vice President of Marketing with notice of termination of services pursuant to his employment agreement. The agreement requires payment of three months salary totaling $31,250 and participation in its employee benefit program as severance beginning in April 1999.

                              Effective March 30, 1999, the Company served its former Chief Financial Officer with notice of termination of services pursuant to his employment agreement. The agreement requires payment of three months salary totaling $22,500 and participation in its employee benefit program as severance beginning in April 1999.

                              Effective February 28, 1999, the Company served its former President and Chief Operating Officer with notice of termination of services pursuant to his employment agreement. The employment agreement required ninety days prior notice of termination of services. The agreement requires payment of three months salary totaling $30,000 and participation in its employee benefits program as severance beginning March 1, 1999.

                                                                 eSOFT, INC. AND
                                                                    SUBSIDIARIES


                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

================================================================================


                              Effective May 25, 1999, the Company served its former Vice President of Business Development with notice of termination of services pursuant to his employment agreement. The agreement requires payment of six months salary totaling $55,000 and participation in its employee benefit program as severance beginning in May 1999.

9.   STOCKHOLDERS'            Stock Split
     EQUITY
                              On August 27, 1997, the Board of Directors authorized a stock split of 63.1579 to 1. All references to common share and per share amounts in the accompanying financial statements have been retroactively restated to reflect the effect of the stock split.

                              In 1998, Technologic's Board of Directors authorized a 50-for-1 stock split effected in the form of a 49 share dividend payable January 14, 1998 to shareholders of record on December 31, 1997. All share and per share amounts in the accompanying financial statements have been restated to give effect to the stock split.

                              Private Placements

                              On September 12, 1997, the Company sold 820,000 shares of common stock for $410,000 in a private placement. Warrants to purchase 414,600 shares of common stock were issued to consultants and investors at an exercise price of $1.00 per share. The warrants were modified in January 1998 changing the term to one year and fifteen days after the Company's shares are listed for trading. If the shares are not exercised within a year, the exercise price increases to $1.15 for fifteen days. The net proceeds to the Company after stock issuance costs was $329,159.

                              In December 1997, the Company sold 350,000 shares of common stock for $350,000 in a private placement. The Company granted the promoter of the private placement warrants to purchase an additional 87,500 shares of common stock at $1 per share. The warrants expire December 22, 1999.

                                                                 eSOFT, INC. AND
                                                                    SUBSIDIARIES


                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

================================================================================


                              In 1997, the Company completed two private placements totaling $653,950. In connection with these private placements, the Company issued 190,228 and 216,787 shares at a price of $.89 and $2.23 per share.

                              In January 1998, the Company granted 90,000 shares of common stock to certain employees for past services rendered to the Company. The Company recognized $90,000 of compensation expense based on the fair value of its common stock at that date.

                              During the first quarter of 1998, the Company completed a $290,000 private placement of 290,000 shares of the Company's common stock, at a price of $1.00 per share to officers, directors, and key employees. The Company received $186,983 from the offering net of offering costs.

                              During the first quarter of 1998, the Company accepted stock subscriptions of $150,000 from consultants and an officer of the Company at a price of $1.00 per share. In March and April 1998, $150,000 of the stock subscription was collected. The Vancouver Stock Exchange required stockholder approval of the private placement to the officer, which was received in December 1998, at which time the shares were issued to the officer.

                              In June 1998, the Company completed the private placement of 1,468,941 shares of its common stock at a price of $4.25 per share for a total offering of $6,243,000. The net cash proceeds to the Company from the private placement were $5,479,568 after payment of expenses of the offering of $255,607 and payment of $507,825 commissions to the agent, sub-agents, and finders, who in addition were issued warrants to purchase 159,318 shares of the Company's common stock at a price of $4.25 per share in the first year and $4.90 per share in the second year

                              In 1998, the Company completed the private placement of 51,616 shares of its common stock at a price of $2.23 per share. The net cash proceeds to the Company were $115,250.

                                                                 eSOFT, INC. AND
                                                                    SUBSIDIARIES


                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

================================================================================


                              Initial Public Offering

                              In March 1998, the Company completed its initial public offering in Canada of 1,550,000 shares of the Company's common stock at an offering price of $1.00 per share. Additionally, the agent was issued 110,000 shares of the Company's common stock in the Canadian Offering along with warrants to purchase 250,000 shares of the Company's common stock at a price of $1.00 for the first 12 months and at a price of $1.15 for the next 12 months. The net cash proceeds to the Company from the IPO were approximately $1,009,000 after payment of expenses of approximately $541,000. In April 1998, the agent exercised its warrants at a price of $1.00 per share and the Company issued 250,000 shares of its common stock.

                              Conversion of Debt

                              Prior to January 1, 1996 the Company had entered into an unsecured note agreement with the initial stockholder in the amount of $125,000 with interest at 9% per annum, maturing December 31, 1997. The Company also had borrowed an additional $111,598 from the stockholder under various unsecured demand note agreements with interest at 7% per annum.

                              On June 21, 1996, the stockholder converted
                              $130,555 of the above notes into 341,454 shares of common stock. The remaining amounts outstanding and additional advances from the stockholder during 1996 were combined into a $239,903 unsecured demand note payable. The note bears interest at 7% per annum and requires monthly interest payments of $1,399. In October 1997, the note was amended which provides the Company the option to convert the note into equity at the price of the Company's contemplated initial public offering. The note is payable in full on January 2, 1999.

                                                                 eSOFT, INC. AND
                                                                    SUBSIDIARIES


                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

================================================================================



                              During 1997, the Company entered into an agreement with a business consulting firm to provide services through May 31, 1998 in exchange for convertible notes payable totaling $116,000. The convertible notes payable bear interest at a rate of 12% per annum and are payable on January 2, 1999. The notes are convertible into common stock, at the Company's option, at the price of the Company's contemplated initial public offering.

                              In the first quarter of 1998, the holders of the above convertible notes totaling $355,903 converted the notes into 355,903 shares of common stock at a price of $1.00 per share.

10.  STOCK OPTION             In September 1998, the Board of Directors, and on
     PLAN AND                 December 4, 1998, the stockholders, of the Company
     WARRANTS                 approved an amended Equity Compensation Plan,
                              originally adopted in August 1997 (the "Plan"), which provides for incentive stock options and non-statutory options to be granted to officers, employees, directors and consultants to the Company. Options to purchase up to 1,700,000 shares of the Company's Common Stock may be granted under the Plan. Terms of exercise and expiration of options granted under the Plan may be established at the discretion of an administrative committee appointed to administer the Plan or by the Board of Directors if no committee is appointed, but no option may be exercisable for more than five years. As of December 31, 1998, options to purchase 2,752,032 shares of the Company's common stock had been granted under the Plan.

                              Of the options granted in 1998, 60,000 were issued at a price below fair market value at date of grant and, accordingly, the Company recognized compensation expense of $69,600 based on the difference between the exercise price and the fair market value at the grant date.

                              Of the options granted by Apexx in 1998, 136,461 were issued at a price below fair market value at date of grant and, accordingly, the Company recognized compensation expense of $36,813 in 1998 based on the difference between the exercise price and the fair market value at the grant date.

                                                                 eSOFT, INC. AND
                                                                    SUBSIDIARIES


                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

================================================================================


                              The disclosures below include options issued by Apexx and Technologic as if such options were issued for the purchase of eSoft's common stock, and are based on the exchange ratio of eSoft's common stock for Apexx's and Technologic's stock options pursuant to the related merger agreements.

                              The Company applies APB 25 in accounting for stock options and stock purchase warrants granted to employees. Had compensation expense been determined based upon the fair value of the awards at the grant date and consistent with the method under SFAS 123, the Company's net loss and basic and diluted loss per share would have been increased to the pro forma amounts indicated in the following table.


 Years Ended December 31,                       1998                   1997
                                         -----------------      -----------------
 Net loss as reported                    $      (4,240,198)     $         (67,245)
 Net loss pro forma                             (4,320,550)              (110,630)

 Loss per share basic and diluted,
   as reported                                        (.50)                  (.02)

 Loss per share basic and diluted,
   pro forma                                          (.51)                  (.03)



 Years Ended December 31,                       1998                   1997
                                         -----------------      -----------------
 Dividend yield                                          0%                     0%
 Expected volatility                            6 TO 56.75%            0 to 56.75%
 Risk free interest rates                     4.12 TO 6.20%          5.99 to 6.00%
 Expected lives in years                   1.17 TO 5 YEARS       25 to 3.50 years
                                         =================      =================

                                                                 eSOFT, INC. AND
                                                                    SUBSIDIARIES


                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

================================================================================


                              A summary of the status of the Company's stock option plan as of December 31, 1998 and 1997 is presented below:

                                    Options                         Warrants
                          ----------------------------    ----------------------------
                                            Weighted                       Weighted
                                            Average                         Average
                                            Exercise                       Exercise
                             Shares          Price           Shares          Price
                          ------------    ------------    ------------    ------------
Outstanding,
   January 1, 1997           1,055,759    $        .35              --    $         --

      Granted                  415,733             .82         502,100            1.00

      Canceled                  (2,172)           (.50)             --              --
                          ------------    ------------    ------------    ------------

Outstanding,
   December 31, 1997         1,469,320             .46         502,100            1.00

      Granted                1,533,742            2.59         554,318            3.20

      Canceled                (103,658)          (1.40)             --              --

      Exercised               (147,372)           (.73)       (295,000)          (1.00)
                          ------------    ------------    ------------    ------------

Outstanding
   December 31, 1998         2,752,032    $       1.60         761,418    $       2.61
                          ============    ============    ============    ============

Exercisable
   December 31, 1997         1,058,302    $        .32          87,500    $       1.00
                          ============    ============    ============    ============

Exercisable
   December 31, 1998         1,361,876    $        .55         761,418    $       2.61
                          ============    ============    ============    ============


                                                Options    Warrants
                                                --------   --------
Weighted average fair value of options
   and warrants granted during 1997             $    .77   $   1.00

Weighted average fair value of options
   and warrants granted during 1998             $    .76   $   1.20
                                                ========   ========

                                                                 eSOFT, INC. AND
                                                                    SUBSIDIARIES


                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

================================================================================


The following table summarizes information about exercisable stock options and warrants at December 31, 1998.

                                  Outstanding                    Exercisable
                    -------------------------------------   ----------------------
                                    Weighted
                                    Average      Weighted                 Weighted
      Range of                     Remaining      Average                 Average
    Exercisable       Number      Contractual    Exercise     Number      Exercise
      Prices        Outstanding      Life         Price     Exercisable    Price
------------------  -----------   -----------    --------   -----------   --------

December 31, 1998


OPTIONS:

$  .10 -  .50         1,111,812         5.11   $      .28      971,092   $      .27
  1.00 - 1.10           773,933         4.25         1.00      353,727         1.00
         2.50           159,787         4.36         2.50       20,557         2.50
  3.06 - 4.00           581,500         3.55         3.74        1,500         4.00
  5.34 - 6.85           125,000         3.61         5.95       15,000         5.34
------------------   ----------   ----------   ----------   ----------   ----------

$  .10 - 6.85         2,752,032         4.43   $     1.60    1,361,876   $      .55
==================   ==========   ==========   ==========   ==========   ==========

WARRANTS:

$ 1.00 - 1.10           477,100          .44   $     1.02      477,100   $     1.02
  4.25 - 4.68           169,318         1.66         4.28      169,318         4.28
  5.34 - 6.98           115,000         4.39         6.77      115,000         6.77
------------------   ----------   ----------   ----------   ----------   ----------

$ 1.00 - 6.98          761,418    $     1.30   $     2.61      761,418   $     2.61
==================   ==========   ==========   ==========   ==========   ==========



The weighted average grant date fair value of stock options granted is summarized as follows:

 Years Ended December 31,                                1998              1997
                                                      -----------      -----------
  Market value equal to exercise price                $       .73      $      1.00

  Market value greater than exercise price                    .55              .88

  Market value less than exercise price                      1.15               --
                                                      ===========      ===========

                                                                 eSOFT, INC. AND
                                                                    SUBSIDIARIES


                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

================================================================================


                              The weighted average grant date fair value of warrants granted is summarized as follows:

Years Ended December 31,                           1998         1997
                                                ----------   ----------
Market value equal to exercise price            $      .11   $     1.00

Market value greater than exercise price                --           --

Market value less than exercise price                 2.24           --
                                                ==========   ==========

                              During 1998, the Company granted warrants to purchase 145,000 shares of common stock ranging from $1.00 to $6.98 per share to consultants. The warrants vest immediately and expire at various dates through November 2003. Certain of the consulting agreements are for twelve-month periods and, therefore, the Company recorded an asset of $214,649 that is being amortized over twelve months. In 1998, the Company recognized approximately $108,000 of expense in conjunction with the above warrants.

11.  RETIREMENT               The Company has a Simple SEP pension plan which
     PLANS                    includes all employees who have attained the age
                              of 21 and have been employed by the Company for one year. To be eligible to participate in the plan, the employee must be reasonably expected to receive compensation in the plan year of at least
                              $5,000. The Company matches employee contributions dollar for dollar up to 3% of the employee's gross wages. For the years ended December 31, 1998 and 1997, the Company contributed $16,668 and $9,733, respectively, on behalf of employees to the retirement plan.

                                                                 eSOFT, INC. AND
                                                                    SUBSIDIARIES


                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

================================================================================

                              Effective January 1, 1995, Technologic established a 401(k) plan whereby employees, upon attaining 21 years of age, are eligible to contribute up to the maximum percentage of their salary allowable under applicable IRS Code Sections. The Company makes mandatory matching contributions, which are at a rate of 25% up to 6% of employee contributions. The Company made mandatory matching contributions for the years ended December 31, 1998 and 1997 in the amounts of $11,426 and $4,464.

12.  RELATED PARTY            A director of the Company is also the President,
     TRANSACTIONS             Chief Executive Officer and a director of CANnect
                              Communications, Inc., which is a distributor of the Company's products in Canada. CANnect purchased $47,000 of the Company's products in 1998. There were no such purchases in 1997.

13.  BUSINESS                 In 1998, the Company adopted SFAS No. 131,
     SEGMENTS                 "Disclosures About Segments of an Enterprise and
                              Related Information." Disclosures required by SFAS
                              No. 131 are as follows:

                              The Company is engaged in one business segment - Internet Connectivity Solutions.

                              The following table presents information by geographic area:

                                                 Long-Lived
Year Ended December 31, 1998      Revenues(1)      Assets
                                 ------------   ------------
United States                    $  8,128,000   $  1,460,000
Foreign countries                   1,482,000             --
                                 ------------   ------------

                                 $  9,610,000   $  1,460,000
                                 ============   ============

                                                                 eSOFT, INC. AND
                                                                    SUBSIDIARIES


                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

================================================================================

                                                 Long-Lived
Year Ended December 31, 1997      Revenues(1)      Assets
                                 ------------   ------------
United States                    $  4,313,000   $    981,397
Foreign countries                     149,000             --
                                 ------------   ------------

                                 $  4,462,000   $    981,397
                                 ============   ============

                              (1) Revenues are attributed to countries based on location of customer.

                              During 1998, sales to two domestic customers represented $2,162,000 of the Company's total sales. At December 31, 1998, accounts receivable from these customers was $1,770,000. For the year-end December 31, 1997, there were no such concentrations in sales or accounts receivable.

                              For the year ended December 31, 1998 revenues from significant customers consisted of the following:

                               ------------------------------------------------

                               Customer:
                                 A                                  18%
                               ================================================

14.  SUBSEQUENT
     EVENTS In June 1999, the Company completed the private placement of $3,000,000 convertible subordinated debentures. In September 1999, the Company completed the private placement of $2,000,000 convertible subordinated debentures.

                                                                 eSOFT, INC. AND
                                                                    SUBSIDIARIES


                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

================================================================================

                              The debenture financing consists of a $5 million of 5% convertible subordinated debentures due in June 2002. Interest is payable in cash or, at the Company's option, in shares of common stock. The debentures are convertible at any time at the investor's option into a fixed number of shares of eSoft common stock at $3.9125 per share, subject to certain anti-dilution provisions and adjustments. The investor has converted $2,277,075 of the debentures. The investor also received warrants to purchase 1,277,955 shares of common stock with an exercise price of $4.4994 per common share. The warrants have a three-year term. The Company has the ability, under certain circumstances, to obligate the investor to convert the debentures into common stock and to exercise the warrants.

                              As part of the debenture financing, the investor has the option to purchase an additional $3 million of debentures with warrants in a subsequent tranche. The $3 million of debentures would be convertible at the lower of (i) the Company's then current market price or (ii) $5.50, but in no event less than $3.9125 per share. The debentures would be accompanied by warrants with an exercise price of 115% of the debenture conversion price.

EXHIBIT
NUMBER               DESCRIPTION OF EXHIBITS
2.1         Amended and Restated Agreement and Plan Merger dated January 25,
            1999 between eSoft, Inc., eSoft Acquisition Corporation and Apexx
            Technology, Inc. (filed with Registration Statement on Form S-4/A on
            April 20, 1999 and incorporated herein by reference).

2.2         Form of Stockholders Agreement executed by Apexx Technology, Inc.
            stockholders in connection with the merger (filed with Registration
            Statement on Form S-4 on April 20, 1999 and incorporated herein by reference).

2.3         Form of Escrow Agreement executed by eSoft, Inc. Thomas
            Loutzenheiser and The Trust Company of The Bank of Montreal (filed with Registration Statement on Form S-4/A on April 20, 1999 and incorporated herein by reference).

2.5         Employment Agreement by and between eSoft, Inc. and Thomas
            Loutzenheiser (filed with Registration Statement on Form S-4/A on
            April 20, 1999 and incorporated herein by reference).

9.1         Voting Agreement by and between eSoft, Inc and Tom Loutzenheiser,
            Gayl Loutzenheiser and David Dahms (filed with Registration
            Statement on Form S-4/A on April 20, 1999 and incorporated herein by reference).

9.2         Voting Agreement by and between eSoft, Inc and Albert Youngwerth,
            Heather Youngwerth, Lawrence Lynch, George Minow, Chris Minow,
            William Rivers, Ray Jenks (filed with Registration Statement on Form
            S-4/A on April 20, 1999 and incorporated herein by reference).

23.1*       Consent of Balukoff, Lindstrom & Co., P.A.

27.1        Restated Financial Data Schedule

27.2        Restated Financial Data Schedule

27.3        Restated Financial Data Schedule

27.4        Restated Financial Data Schedule

------------
*        Filed herewith

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                      eSoft, Inc.



Date:  November 24, 1999              By:      /s/ Jeffrey Finn
                                         --------------------------------------
                                      Name: Jeffrey Finn
                                      Title: President and Chief Executive
                                             Officer

                                  EXHIBIT INDEX

EXHIBIT
NUMBER               DESCRIPTION OF EXHIBITS
2.1         Amended and Restated Agreement and Plan Merger dated January 25,
            1999 between eSoft, Inc., eSoft Acquisition Corporation and Apexx
            Technology, Inc. (filed with Registration Statement on Form S-4/A on
            April 20, 1999 and incorporated herein by reference).

2.2         Form of Stockholders Agreement executed by Apexx Technology, Inc.
            stockholders in connection with the merger (filed with Registration
            Statement on Form S-4/A on April 20, 1999 and incorporated herein by reference).

2.3         Form of Escrow Agreement executed by eSoft, Inc. Thomas
            Loutzenheiser and The Trust Company of The Bank of Montreal (filed with Registration Statement on Form S-4/A on April 20, 1999 and incorporated herein by reference).

2.5         Employment Agreement by and between eSoft, Inc. and Thomas
            Loutzenheiser (filed with Registration Statement on Form S-4/A on
            April 20, 1999 and incorporated herein by reference).

9.1         Voting Agreement by and between eSoft, Inc and Tom Loutzenheiser,
            Gayl Loutzenheiser and David Dahms (filed with Registration
            Statement on Form S-4/A on April 20, 1999 and incorporated herein by reference).

9.2         Voting Agreement by and between eSoft, Inc and Albert Youngwerth,
            Heather Youngwerth, Lawrence Lynch, George Minow, Chris Minow,
            William Rivers, Ray Jenks (filed with Registration Statement on Form
            S-4/A on April 20, 1999 and incorporated herein by reference).

23.1*       Consent of Balukoff, Lindstrom & Co., P.A.

27.1        Restated Financial Data Schedule

27.2        Restated Financial Data Schedule

27.3        Restated Financial Data Schedule

27.4        Restated Financial Data Schedule

-----------
*        Filed herewith